Filed pursuant to Rule 424(b)(2)

Registration Nos. 333-157386 and 333-157386-01

CALCULATION OF REGISTRATION FEE

Class of securities offered	Aggregate offering price	Amount of registration fee
Medium-Term Senior Notes, Series D	$99,840,000.00	$7,118.59

(1)	The filing fee of $7,118.59 is calculated in accordance with Rule 457(r) of the Securities Act of 1933. The registration fee of $7,118.59 due for this offering is offset against the $100,248.07 remaining of the fees most recently paid on November 18, 2010, of which $93,129.48 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

Filed Pursuant to Rule 424(b)(2)

Registration Nos.333-157386 and 333-157386-01

PRICING SUPPLEMENT NO. 2010-MTNDD696 DATED DECEMBER 14, 2010

(TO PROSPECTUS SUPPLEMENT DATED FEBRUARY 18, 2009 AND PROSPECTUS DATED FEBRUARY 18, 2009) MEDIUM-TERM NOTES, SERIES D

CITIGROUP FUNDING INC.

8,000,000 Synthetic Buy-Write Notes Based Upon the Common Stock of Bank of America Corporation

Due December 27, 2011

$12.48 per Note

Any Payments Due from Citigroup Funding Inc.

Fully and Unconditionally Guaranteed by Citigroup Inc.

•	The notes will mature on December 27, 2011.

•	The notes are based upon the common stock of Bank of America Corporation (which we refer to as the underlying equity).

•	The amount you will receive at maturity will depend upon the performance of the underlying equity over the term of the notes. At maturity you will receive, for each $12.48 note that you hold:

•

If the closing price of the underlying equity on the valuation date (which we refer to as the final equity price) is greater than the $15.0384 (which we refer to as the cap equity price), a number of shares of the underlying equity (or, if you elect, the cash value of those shares based on the closing price of the underlying equity on the valuation date) equal to the product of (a) the equity ratio (as defined below) and (b) the cap equity price divided by the final equity price. The equity ratio is 1.0, which is equal to $12.48 per note divided by the closing price of the underlying equity on the pricing date (which we refer to as the initial equity price). In this case, even if the final equity price is greater than the cap equity price, your return on the notes will be limited to approximately 20.50% of the principal amount of the notes.

•

If the final equity price is less than or equal to the cap equity price and greater than or equal to the initial equity price, a number of shares of the underlying equity (or, if you elect, the cash value of those shares based on the closing price of the underlying equity on the valuation date) equal to the equity ratio; or

•

If the final equity price is less than the initial equity price, a number of shares of the underlying equity (or, if you elect, the cash value of those shares based on the closing price of the underlying equity on the valuation date) equal to the equity ratio. In this case, the notes will redeem for a number of shares of the underlying equity (or, at your option, the cash value of those shares based on the closing price of the underlying equity on the valuation date) worth less than the principal amount of the notes and which may be worth zero (except under limited circumstances, where on the maturity date you receive shares of the underlying equity and the price of the underlying equity increases from the valuation date to the maturity date).

•	The notes will pay quarterly interest at a fixed rate of 8.50% per annum on March 27, 2011, June 27, 2011, September 27, 2011 and on the maturity date.

•	At maturity you could receive an amount less than the principal amount of your initial investment in the notes.

•	The notes will not be listed on any securities exchange.

Investing in the notes involves a number of risks. See “Risk Factors Relating to the Notes” beginning on page PS-2.

The notes have not been passed on by Bank of America Corporation. The notes are not sponsored, endorsed, sold or promoted by Bank of America Corporation and Bank of America Corporation makes no warranties and bears no liability with respect to the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement and accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not deposits or savings accounts but are unsecured debt obligations of Citigroup Funding Inc. The notes are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other governmental agency or instrumentality.

	Per Note	Total
Public Offering Price	$12.48	$99,840,000.00
Underwriting Discount	$0.00	$0.00
Proceeds to Citigroup Funding Inc.	$12.48	$99,840,000.00

It is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines. You should refer to “Risk Factors Relating to the Notes” and “Plan of Distribution; Conflicts of Interest” in this pricing supplement for more information.

We expect to deliver the notes to purchasers on or about December 17, 2010.

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

RISK FACTORS RELATING TO THE NOTES

Because the terms of the notes differ from those of conventional debt securities in that the maturity payment will be based on the percentage change in the price of the underlying equity from the pricing date to the valuation date, an investment in the notes entails significant risks not associated with similar investments in conventional debt securities, including, among other things, fluctuations in the closing price of the underlying equity and other events that are difficult to predict and beyond our control.

You Will Receive Less than Your Initial Investment at Maturity if the Price of the Underlying Equity Declines From the Pricing Date to the Valuation Date

The amount payable at maturity will depend on the performance of the underlying equity from the pricing date to the valuation date. If the final equity price has declined from the initial equity price, the notes will redeem for a number of shares of the underlying equity (or, at your option, the cash value of those shares based on the closing price of the underlying equity on the valuation date) worth less than the principal amount of the notes and which may be worth zero (except under limited circumstances, where on the maturity date you receive shares of the underlying equity and the price of the underlying equity increases from the valuation date to the maturity date). This will be true even if the closing price of the underlying equity exceeds the initial equity price at one or more times during the term of the notes.

The Appreciation of Your Investment in the Notes Will Be Limited

Because the maximum return on the notes is limited to approximately 20.50% of the principal amount of the notes, the notes may provide less opportunity for appreciation than an investment in an instrument directly linked to the underlying equity. If the final equity price exceeds the initial equity price by more than 20.50%, the appreciation on an investment in the notes will be less than the appreciation on an investment in an instrument that is directly linked to the underlying equity but is not subject to the maximum return.

The Yield on the Notes May Be Lower Than the Yield on a Standard Debt Security of Comparable Maturity

If the final equity price is less than approximately $11.55 (resulting in your receiving a total amount at maturity that is less than the principal amount of your notes), the effective yield on the notes may be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding (guaranteed by Citigroup Inc.) with a comparable maturity.

We May Engage in Business with or Involving Bank of America Corporation Without Regard to Your Interests

We or our affiliates may presently or from time to time engage in business with Bank of America Corporation without regard to your interests, including extending loans to, or making equity investments in, Bank of America Corporation or providing advisory services to Bank of America Corporation, such as merger and acquisition advisory services. In the course of our business, we or our affiliates may acquire non-public information about Bank of America Corporation. Neither we nor any of our affiliates undertakes to disclose any such information to you.

The Amount You Receive on the Maturity Date May Be Reduced because the Antidilution Adjustments the Calculation Agent Is Required to Make Do Not Cover Every Corporate Event that Could Affect the Common Stock of Bank of America Corporation

The amount you receive on the maturity date will be subject to adjustment for a number of events arising from share splits and combinations, share dividends or other distributions, a number of other actions of Bank of America Corporation that modify its capital structure and a number of other transactions involving Bank of America Corporation, as well as for the liquidation, dissolution or winding up of Bank of America Corporation. You should refer to the section “Description of the Notes – Dilution Adjustments” in this pricing supplement. The amount you receive on the maturity date will not be adjusted for other events that may adversely affect the price of the underlying equity, such as offerings of common stock for cash or in connection with acquisitions. Because of the relationship of the amount you receive on the maturity date to the price of the underlying equity, these other events may reduce the amount you receive on the maturity date on the notes. Additionally, the market price of the notes may be materially and adversely affected.

The Notes are Subject to the Credit Risk of Citigroup Inc. and Any Actual or Anticipated Changes to its Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Notes

You are subject to the credit risk of Citigroup Inc. The notes are not guaranteed by an entity other than Citigroup Inc. If Citigroup Inc. defaults on its guarantee obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes will be affected by changes in the market’s view of Citigroup Inc.’s creditworthiness. Any decline, or anticipated decline, in Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking Citigroup Inc. credit risk is likely to adversely affect the market value of the notes.

The Price at Which You Will Be Able to Sell Your Notes Prior to Maturity Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest

We believe that the value of the notes in any secondary market will be affected by supply of and demand for the notes, the closing prices of the underlying equity and a number of other factors. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe what we expect to be the impact on the market value of the notes of a change in a specific factor, assuming all other conditions remain constant.

Closing Price of the Underlying Equity. We expect that the market value of the notes will depend substantially on the amount, if any, by which the closing price of the underlying equity changes from the initial equity price. However, changes in the closing price of the underlying equity may not always be reflected in full or in part, in the market value of the notes. If you choose to sell your notes when the closing price of the underlying equity exceeds the initial equity price, you may receive substantially less than the amount that would be payable at maturity because of expectations that the closing price of the underlying equity will continue to fluctuate from that time to the valuation date. If you choose to sell your notes when the closing price of the underlying equity is below the initial equity price, you will likely receive less than the amount you originally invested.

The closing price of the underlying equity will be influenced by both the complex and interrelated political, economic, financial and other factors that can affect the capital markets generally and the equity trading markets on which the underlying equity is traded. Citigroup Funding’s hedging activities in the underlying equity, the issuance of securities similar to the notes and other trading activities by Citigroup Funding, its affiliates and other market participants can also affect the price of the stocks included in the underlying equity.

Volatility of the Underlying Equity. Volatility is the term used to describe the size and frequency of market fluctuations. If the expected volatility of the closing prices of the underlying equity changes during the term of the notes, the market value of the notes may decrease.

Events Involving the Issuer of the Underlying Equity. General economic conditions and earnings results of the issuer of the underlying equity and real or anticipated changes in those conditions or results may affect the market value of the notes. In addition, if the dividend yield on the underlying equity increases, we expect that the market value of the notes may decrease because the return on the notes does not reflect dividend payments on the underlying equity. Conversely, if the dividend yield on the underlying equity decreases, we expect that the market value of the notes may increase.

Interest Rates. We expect that the market value of the notes will be affected by changes in U.S. interest rates. In general, if U.S. interest rates increase, the market value of the notes may decrease, and if U.S. interest rates decrease, the market value of the notes may increase.

Time Premium or Discount. As a result of a “time premium” or “discount,” the notes may trade at a value above or below that which would be expected based on the level of interest rates and the closing price of the underlying equity the longer the time remaining to maturity. A “time premium” or “discount” results from expectations concerning the closing price of the underlying equity during the period prior to the maturity of the notes. However, as the time remaining to maturity decreases, this “time premium” or “discount” may diminish, increasing or decreasing the market value of the notes.

Hedging Activities. Hedging activities related to the notes by one or more of our affiliates will likely involve trading in the underlying equity or in other instruments, such as options, swaps or futures, based upon the underlying equity. This hedging activity could affect the closing price of the underlying equity and therefore the market value of the notes. It is possible that our affiliates or we may profit from our hedging activity, even if the market value of the notes declines. Profits or loss from this hedging activity could affect the price at which our affiliate Citigroup Global Markets may be willing to purchase your notes in the secondary market. Additionally, due to the inclusion of commissions and projected profit from hedging in the public offering price of the notes, the notes may trade at prices below their initial issue price.

Fees and Projected Hedging Profits. The price, if any, at which Citigroup Global Markets is willing to purchase the notes in secondary market transactions will likely be lower than the public offering price since the public offering price of the notes will include, and secondary market prices are likely to exclude, underwriting fees paid with respect to the notes, as well as the cost of hedging our obligations under the notes. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. The secondary market prices for the notes are also likely to be reduced by the costs of unwinding the related hedging transaction. Our affiliates may realize a profit from the expected hedging activity even if the market value of the notes declines. In addition, any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets, as a result of dealer discounts, mark-ups or other transaction costs.

Credit Ratings, Financial Condition and Results of Citigroup Funding and Citigroup Inc. Actual or anticipated changes in Citigroup Funding’s financial condition or results or the credit rating, financial condition, or results of Citigroup Inc. may affect the market value of the notes. The notes are subject to the credit risk of Citigroup Inc., the guarantor of all payments due on the notes.

We want you to understand that the impact of one of the factors specified above may offset or magnify some or all of any change in the market value of the notes attributable to another factor.

The Historical Performance of the Underlying Equity Is Not an Indication of the Future Performance of the Underlying Equity

The historical performance of the underlying equity, which is included in this pricing supplement, should not be taken as an indication of the future performance of the underlying equity during the term of the notes. Changes in the closing price of the underlying equity will affect the trading price of the notes, but it is impossible to predict whether the closing price of the underlying equity will fall or rise.

The Volatility of the Price of the Underlying Equity May Result in Your Receiving at Maturity Less than the Principal Amount of Your Notes

Volatility is the term used to describe the size and frequency of market fluctuations in the price of the underlying equity. Because the amount of your return on the notes at maturity, if any, depends upon the performance of the underlying equity during the term of the notes, the volatility of the price of the underlying equity may result in your receiving an amount of principal at maturity that is less than the principal amount of the notes and that could be zero. Although the past level of price volatility is not indicative of future price volatility, see “Description of Bank of America Corporation—Historical Data on the Common Stock of Bank of America Corporation” in this pricing supplement for more information on the historical prices of shares of the underlying equity.

You Will Have No Rights With Respect to the Underlying Equity

Investing in the notes is not equivalent to investing in the underlying equity. Investors in the notes will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the relevant underlying equity.

You May Not Be Able to Sell Your Notes If an Active Trading Market for the Notes Does Not Develop

The notes will not be listed on any exchange. There is currently no secondary market for the notes. Citigroup Global Markets currently intends, but is not obligated, to make a market in the notes. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the notes. If the secondary market for the notes is limited, there may be few buyers should you choose to sell your notes prior to maturity and this may reduce the price you receive. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Citigroup Global Markets is willing to transact. If, at any time, Citigroup Global Markets were not to make a market in the notes it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

The Market Value of the Notes May Be Affected by Purchases and Sales of the Underlying Equity or Related Derivative Instruments by Affiliates of Citigroup Funding Inc.

Citigroup Funding’s affiliates, including Citigroup Global Markets, may from time to time buy or sell shares of the underlying equity or derivative instruments relating to the underlying equity for their own accounts in connection with their normal business practices. These transactions could affect the closing price of the underlying equity and thus, the market value of the notes.

The Calculation Agent, Which Is an Affiliate of the Issuer, Will Make Determination with Respect to the Notes

Citigroup Global Markets, which is acting as the calculation agent for the notes, is an affiliate of ours. As calculation agent, Citigroup Global Markets will determine the initial equity price and the final equity price, and calculate the amount of cash you will receive at maturity. Any of these determinations made by Citigroup Global Markets in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the calculation of any closing price of the underlying equity in the event of the unavailability, modification or discontinuance of the underlying equity, may adversely affect the payment to you at maturity.

Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest

In anticipation of the sale of the notes, we expect one or more of our affiliates to enter into hedge transactions. This hedging activity will likely involve trading in the underlying equity or in instruments, such as options, swaps or futures, based upon the underlying equity. This hedging activity may present a conflict between your interest in the notes and the interests our affiliates have in executing, maintaining and adjusting their hedge transactions because it could affect the price at which our affiliate Citigroup Global Markets may be willing to purchase your notes in the secondary market. Since hedging the obligations under the notes involves risk and may be influenced by a number of factors, it is possible that our affiliates may profit from the hedging activity, even if the market value of the notes declines. Additionally, due to the inclusion of commissions and projected profit from hedging in the public offering price of the notes, the notes may trade at prices below their initial issue price.

You Will Have No Rights Against the Issuer of the Underlying Equity

You will have no rights against the issuer of the underlying equity, even though the amount you receive at maturity, if any, will depend on the closing price of the underlying equity. By investing in the notes you will not acquire any shares of the underlying equity and you will not receive any dividends or other distributions, if any, with respect to the underlying equity. The issuer of the underlying equity is not in any way involved in this offering and has no obligations relating to the notes or to the holders of the notes.

Affiliates of Citigroup Funding May Publish Research that Could Affect the Market Value of the Notes

Citigroup Investment Research or other affiliates of Citigroup Funding may publish research reports or otherwise express opinions or provide recommendations from time to time regarding issuer of the underlying equity or other matters that may influence the price of the underlying equity and, therefore, the value of the notes. Any research, opinion or recommendation expressed by Citigroup Investment Research or other Citigroup Funding affiliates may not be consistent with purchasing, holding or selling the notes. Any of these activities may affect the market value of the notes.

The United States Federal Income Tax Consequences of the Notes Are Uncertain

No statutory, judicial or administrative authority directly addresses the characterization of the Notes or instruments similar to the Notes for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain. No ruling is being requested from the Internal Revenue Service (“IRS”) with respect to the Notes and no assurance can be given that the IRS will agree with the conclusions expressed under “Certain United States Federal Income Tax Considerations” in this pricing supplement. It is also possible that future U.S. legislation, regulations or other IRS guidance would require you to accrue income on the Notes on a current basis at ordinary income rates (as opposed to capital gains rates) or to treat the Notes in another manner that significantly differs from the agreed-to treatment discussed under “Certain United States Federal Income Tax Considerations” in this pricing supplement, and that any such guidance could have retroactive effect.

DESCRIPTION OF THE NOTES

You should read this pricing supplement together with the accompanying prospectus supplement and prospectus before making your decision to invest in the Notes. The description in this pricing supplement of the particular terms of the Notes supplements, and to the extent inconsistent therewith replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying prospectus supplement and prospectus.

You may access the prospectus supplement and prospectus on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for February 18, 2009 on the SEC Web site):

¡	Prospectus Supplement filed on February 18, 2009:

http://www.sec.gov/Archives/edgar/data/831001/000095012309003022/y74453b2e424b2.htm

¡	Prospectus filed on February 18, 2009:

http://www.sec.gov/Archives/edgar/data/831001/000095012309003016/y74453sv3asr.htm

General

The Synthetic Buy-Write Notes Based Upon the Common Stock of Bank of America Corporation due December 27, 2011 (the “Notes”) are equity-linked investments that offer a potential return at maturity based on an upside participation in any increase in the price of the common stock of Bank of America Corporation during the term of the Notes, subject to a maximum return of approximately 20.50% of the principal amount of the notes. The return of the principal amount of your investment in the Notes is not guaranteed. All payments on the Notes are subject to the credit risk of Citigroup Inc.

The amount you will receive at maturity will depend upon the performance of the Underlying Equity over the term of the Notes. If the Closing Price of the Underlying Equity on the Valuation Date (which we refer to as the “Final Equity Price”) is greater than $15.0384 (which we refer to as the “Cap Equity Price”), at maturity you will receive, for each $12.48 Note that you hold, a number of shares of the Underlying Equity (or, if you elect, the cash value of those shares based on the Closing Price of the Underlying Equity on the Valuation Date) equal to the product of (a) the Equity Ratio (as defined below) and (b) the Cap Equity Price divided by the Final Equity Price. The Equity Ratio is 1.0, which is equal to $12.48 per Note divided by the Closing Price of the Underlying Equity on the Pricing Date. In this case, even if the Final Equity Price is greater than the Cap Equity Price, your return on the Notes will be limited to approximately 20.50% of the principal amount of the Notes.

If the Final Equity Price is less than or equal to the Cap Equity Price and greater than or equal to the Initial Equity Price, at maturity you will receive, for each $12.48 Note that you hold, a number of shares of the Underlying Equity (or, if you elect, the cash value of those shares based on the Closing Price of the Underlying Equity on the Valuation Date) equal to the Equity Ratio.

If the Final Equity Price is less than the Initial Equity Price, at maturity you will receive, for each $12.48 Note that you hold, a number of shares of the Underlying Equity (or, if you elect, the cash value of those shares based on the Closing Price of the Underlying Equity on the Valuation Date) equal to the Equity Ratio. In this case, the Notes will redeem for a number of shares of the Underlying Equity (or, at your option, the cash value of those shares based on the Closing Price of the Underlying Equity on the Valuation Date) worth less than the principal amount of the Notes and which may be worth zero (except under limited circumstances, where on the Maturity Date you receive shares of the Underlying Equity and the price of the Underlying Equity increases from the Valuation Date to the Maturity Date).

The Notes will pay quarterly interest at a fixed rate of 8.50% per annum on March 27, 2011, June 27, 2011, September 27, 2011 and on the maturity date.

The Notes are a series of debt securities issued under the senior debt indenture described in the accompanying prospectus, any payments on which are fully and unconditionally guaranteed by Citigroup Inc. The aggregate principal amount of Notes issued will be $99,840,000 (8,000,000 Notes). The Notes will mature on December 27, 2011. The Notes will constitute part of the senior debt of Citigroup Funding and will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding. The guarantee of payments due under the Notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc. The Notes will be issued only in fully registered form and in denominations of $12.48 per Note and integral multiples thereof.

Reference is made to the accompanying prospectus supplement and prospectus for a detailed summary of additional provisions of the Notes and of the senior debt indenture under which the Notes will be issued.

Interest

We will pay interest quarterly on March 27, 2011, June 27, 2011, September 27, 2011 and on the Maturity Date, each an Interest Payment Date. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months. Interest will be payable to the persons in whose names the Notes are registered at the close of business on the Business Day preceding each Interest Payment Date. If an Interest Payment Date falls on a day that is not a Business Day, the interest payment to be made on that Interest Payment Date will be made on the next succeeding Business Day, unless that day falls in the next calendar month, in which case the Interest Payment Date will be the first preceding Business Day. Such payment will have the same force and effect as if made on that Interest Payment Date, and no additional interest will accrue as a result of delayed payment.

Payment at Maturity

You may elect to receive from Citigroup Funding the cash value of the shares you would otherwise receive at maturity by providing notice of such election to your broker, in accordance with your broker’s procedures, so that your broker can irrevocably notify the trustee and paying agent of your election no sooner than 20 Business Days before maturity and no later than 5 Business Days before the Maturity Date. If you do not elect to receive cash, you will be deemed to have (1) instructed Citigroup Funding to pay the cash value of the shares of the Underlying Equity to the stock delivery agent, and (2) instructed the stock delivery agent to purchase for you those shares based on the Closing Price on the Valuation Date. If you do not wish to receive shares at maturity under any circumstances, you should provide notice of your cash election to your broker. If you elect to receive the cash value of the shares of the Underlying Equity you would otherwise be entitled to at maturity, the amount of cash you receive at maturity will be determined based on the Closing Price of the Underlying Equity on the Valuation Date. This amount will not change from the amount fixed on the Valuation Date, even if the Closing Price of the Underlying Equity changes from the Valuation Date to the Maturity Date. Conversely, if you do not make a cash election and instead shares of the Underlying Equity at maturity, the value of those shares at maturity will be different than the value of those shares on the Valuation Date if the Closing Price of the Underlying Equity changes from the Valuation Date to the Maturity Date.

The payment of cash to the stock delivery agent by Citigroup Funding pursuant to your deemed instruction will fully satisfy Citigroup Funding’s obligation to you under the Notes, and the stock delivery agent will then be obligated to purchase shares of the Underlying Equity for you based on the Closing Price on the Valuation Date. Citigroup Global Markets has agreed to act as stock delivery agent for the Notes. You can obtain more information regarding exercise of the cash election right from your broker or from the paying agent, which is Citibank, N.A. at 388 Greenwich Street, 14th Floor, New York, New York 10013 (telephone: 1-800-422-2066), during normal business hours. Please note that as long as you hold the Notes through a brokerage account, you will need to contact your broker to exercise your cash election right.

In lieu of any fractional share that you would otherwise receive in respect of any Notes, on the Maturity Date you will receive an amount in cash equal to the value of such fractional share. The number of full share of the Underlying Equity, and any cash in lieu of a fractional share, to be delivered on the Maturity Date, or any cash amount if elected, to each holder will be calculated based on the aggregate number of Notes held by each holder.

If the Final Equity Price of the Underlying Equity is not available on the Valuation Date because of a Market Disruption Event or otherwise, the closing price of the Underlying Equity for that Trading Day, unless deferred by the Calculation Agent as described below, will be the arithmetic mean, as determined by the Calculation Agent, of the closing price of the Underlying Equity obtained from as many dealers in equity securities (which may include Citigroup Global Markets or any of our other affiliates), but not exceeding three such dealers, as will make such closing price available to the Calculation Agent. The determination of the closing price of the Underlying Equity by the Calculation Agent in the event of a Market Disruption Event may be deferred by the Calculation Agent for up to five consecutive Trading Days on which a Market Disruption Event is occurring, but not past the Trading Day immediately prior to the maturity date.

A “Market Disruption Event” means the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any exchange or market or otherwise) of, or the unavailability, through a recognized system of public dissemination of transaction information, of accurate price, volume or related information in respect of (1) the Underlying Equity (or any other security for which a Closing Price or Closing Price must be determined) on any exchange or market, or (2) any options contracts or futures contracts relating to the Underlying Equity (or other security), or any options on such futures contracts, on any exchange or market if, in each case, in the determination of the Calculation Agent, any such suspension, limitation or unavailability is material.

A “Trading Day” means a day, as determined by the Calculation Agent, on which trading is generally conducted (or was scheduled to have been generally conducted, but for the occurrence of a Market Disruption Event) on the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market, the Chicago Mercantile Exchange and the Chicago Board Options Exchange, and in the over-the-counter market for equity securities in the United States.

The “Closing Price” of the Underlying Equity (or any other security for which a Closing Price must be determined) on any date of determination will be (1) if the Underlying Equity (or that other security) is listed on a national securities exchange on that date of determination, the closing sale price or, if no closing sale price is reported, the last reported sale price on that date the principal U.S. exchange on which the Underlying Equity common stock (or that other security) is listed or admitted to trading, or (2) if the Underlying Equity (or that other security) is not listed on a national securities exchange on that date of determination, or if the closing sale price or last reported sale price is not obtainable (even if the stock or that other security is listed or admitted to trading on such exchange), the last quoted bid price for the Underlying Equity (or that other security) in the over-the-counter market on that date as reported on the OTC Bulletin Board, the National Quotation Bureau or a similar organization. The determination of the Closing Price by the Calculation Agent in the event of a Market Disruption Event may be deferred by the Calculation Agent for up to five consecutive Trading Days on which a Market Disruption Event is occurring, but not past the Trading Day prior to maturity. If no closing sale price or last reported sale price is available pursuant to clauses (1) or (2) above or if there is a Market Disruption Event, the Closing Price on any date of determination, unless deferred by the calculation agent as described in the preceding sentence, will be the arithmetic mean, as determined by the calculation agent, of the bid prices of the Underlying Equity (or that other security) obtained from as many dealers in such the Underlying Equity or security (which may include Citigroup Global Markets or any of our other subsidiaries or affiliates), but not exceeding three such dealers, as will make such bid prices available to the calculation agent. The term “OTC Bulletin Board” will include any successor to such service.

Redemption at the Option of the Holder; Defeasance

The Notes are not subject to redemption at the option of any holder prior to maturity and are not subject to the defeasance provisions described in the accompanying prospectus under “Description of Debt Securities—Defeasance.”

Events of Default and Acceleration

In case an Event of Default (as defined in the accompanying prospectus) with respect to any Note shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Notes will be determined by the Calculation Agent and will equal, for each Note, the payment at maturity, calculated as though the maturity of the Notes were the date of early repayment. See “—Payment at Maturity” above. If a bankruptcy proceeding is commenced in respect of Citigroup Funding or Citigroup Inc., the claim of the beneficial owner of a Note will be capped at the maturity payment, calculated as though the maturity date of the Notes were the date of the commencement of the proceeding.

In case of default in payment at maturity of the Notes, the Notes shall bear interest, payable upon demand of the beneficial owners of the Notes in accordance with the terms of the Notes, from and after the maturity date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of 1.75% per annum on the unpaid amount due.

Paying Agent and Trustee

Citibank, N.A. will serve as paying agent and registrar for the Notes and will also hold the global security representing the Notes as custodian for DTC. The Bank of New York Mellon, as successor trustee under an indenture dated as of June 1, 2005, will serve as trustee for the Notes.

The CUSIP number for the Notes is 17316G560.

Calculation Agent

The Calculation Agent for the Notes will be Citigroup Global Markets, an affiliate of Citigroup Funding. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Funding, Citigroup Inc. and the holders of the Notes. Citigroup Global Markets is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.

Dilution Adjustments

The Equity Ratio will be subject to adjustment from time to time in certain situations. Any of these adjustments could have an impact on the amount to be paid by Citigroup Funding to you. Citigroup Global Markets, as calculation agent, will be responsible for the effectuation and calculation of any adjustment described herein and will furnish the trustee with notice of any adjustment.

If the Underlying Equity Issuer, after the date on which the relevant series of Notes are priced for initial sale to the public:

1. pays a share dividend or makes a distribution with respect to its common stock in such shares of common stock (excluding any share dividend or distribution for which the number of shares of common stock paid or distributed is based on a fixed cash equivalent value),

2. subdivides or splits its outstanding common stock into a greater number of shares,

3. combines its outstanding common stock into a smaller number of shares, or

4. issues by reclassification of its common stock any shares of other common stock of the Underlying Equity Issuer,

then, in each of these cases, the Equity Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the number of shares of common stock outstanding immediately after the event, plus, in the case of a reclassification referred to in (4) above, the number of shares of other common stock of the Underlying Equity Issuer, and the denominator of which will be the number of shares of common stock outstanding immediately before the event. The Initial Equity Price and the Cap Equity Price will also be adjusted in that case in the manner described below.

If the Underlying Equity Issuer, after the Pricing Date, issues, or declares a record date in respect of an issuance of, rights or warrants to all holders of its common stock entitling them to subscribe for or purchase shares of its common stock at a price per share less than the Then-Current Market Price of the common stock, other than rights to purchase common stock pursuant to a plan for the reinvestment of dividends or interest, then, in each case, the Equity Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the number of shares of common stock outstanding immediately before the adjustment is effected by reason of the issuance of such rights or warrants, plus the number of additional shares of common stock offered for subscription or purchase pursuant to the rights or warrants, and the denominator of which will be the number of shares of common stock outstanding immediately before the adjustment is effected by reason of the issuance of the rights or warrants, plus the number of additional shares of common stock which the aggregate offering price of the total number of shares of common stock offered for subscription or purchase pursuant to the rights or warrants would purchase at the Then-Current Market Price of the common stock, which will be determined by multiplying the total number of shares so offered for subscription or purchase by the exercise price of the rights or warrants and dividing the product obtained by the Then-Current Market Price. To the extent that, after the expiration of the rights or warrants, the shares of common stock offered thereby have not been delivered, the Equity Ratio will be further adjusted to equal the Equity Ratio which would have been in effect had the adjustment for the issuance of the rights or warrants been made upon the basis of delivery of only the number of shares of common stock actually delivered. The Initial Equity Price and the Cap Equity Price will also be adjusted in that case in the manner described below.

If the Underlying Equity Issuer, after the Pricing Date, declares or pays a dividend or makes a distribution to all holders of the common stock of any class of its capital stock, the capital stock of one or more of its subsidiaries, evidences of its indebtedness or other non-cash assets, excluding any dividends or distributions referred to in the above paragraph and excluding any issuance or distribution to all holders of its common stock, in the form of Marketable Securities, of capital stock of one or more of its subsidiaries, or issues to all holders of its common stock rights or warrants to subscribe for or purchase any of its or one or more of its subsidiaries’ securities, other than rights or warrants referred to in the above paragraph, then, in each of these cases, the Equity Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the Then-Current Market Price of one share of common stock, and the denominator of which will be the Then-Current Market Price of one share of common stock, less the fair market value as of the time the adjustment is effected of the portion of the capital shares, assets, evidences of indebtedness, rights or warrants so distributed or issued applicable to one share of the common stock. The Initial Equity Price and the Cap Equity Price will also be adjusted in that case in the manner described below. If any capital stock declared or paid as a dividend or otherwise distributed or issued to all holders of the Underlying Equity consists, in whole or in part, of Marketable Securities, then the fair market value of such Marketable Securities will be determined by the calculation agent by reference to the Trading Price of such capital stock. The fair market value of any other distribution or issuance referred to in this paragraph will be determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final.

Notwithstanding the foregoing, in the event that, with respect to any dividend or distribution to which the above paragraph would otherwise apply, the denominator in the fraction referred to in the above formula is less than $1.00 or is a negative number, then Citigroup Funding may, at its option, elect to have the adjustment provided by the above paragraph not be made and in lieu of this adjustment, the Trading Price of the Underlying Equity on any Trading Day thereafter up to and including the Valuation Date will be deemed to be equal to the fair market value of the capital stock, evidences of indebtedness, assets, rights or warrants (determined, as of the date this dividend or distribution is made, by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final) so distributed or issued applicable to one share of the Underlying Equity and, if the Trading Price of the Underlying Equity on any Trading Day thereafter, up to and including the Valuation Date, is less than or equal to the Cap Equity Price and the Final Equity Price is less than the Initial Equity Price, each holder of the Notes will have the right to receive at maturity cash in an amount per Notes equal to the Equity Ratio multiplied by such fair market value.

If the Underlying Equity Issuer, after the Pricing Date, declares a record date in respect of a distribution of cash, other than any Permitted Dividends described below, any cash distributed in consideration of fractional shares of the common stock and any cash distributed in a Reorganization Event referred to below, by dividend or otherwise, to all holders of its common stock, or makes an Excess Purchase Payment, then the Equity Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the Then-Current Market Price of the common stock, and the denominator of which will be the Then-Current Market Price of the common stock on the record date less the amount of the distribution applicable to one share of common stock which would not be a Permitted Dividend, or, in the case of an Excess Purchase Payment, less the aggregate amount of the Excess Purchase Payment for which adjustment is being made at the time divided by the number of shares of common stock outstanding on the record date. The Initial Equity Price and the Cap Equity Price will also be adjusted in that case in the manner described below.

For the purposes of these adjustments:

A “Permitted Dividend” is (1) any cash dividend in respect of the Underlying Equity other than a cash dividend that exceeds the immediately preceding cash dividend, and then only to the extent that the per share amount of this dividend results in an annualized dividend yield on the common stock in excess of 10%, and (2) any cash dividend or distribution made in the form of a fixed cash equivalent value for which the holders of the Underlying Equity have the option to receive either a number of shares of its common stock or a fixed amount of cash.

An “Excess Purchase Payment” is the excess, if any, of (x) the cash and the value (as determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final) of all other consideration paid by the Underlying Equity Issuer with respect to one share of common stock acquired in a tender offer or exchange offer by the Underlying Equity Issuer, over (y) the Then-Current Market Price of the common stock.

Notwithstanding the foregoing, in the event that, with respect to any dividend, distribution or Excess Purchase Payment to which the sixth paragraph in this section would otherwise apply, the denominator in the fraction referred to in the formula in that paragraph is less than $1.00 or is a negative number, then Citigroup Funding may, at its option, elect to have the adjustment provided by the sixth paragraph in this section not be made and in lieu of this adjustment, the Trading Price of the Underlying Equity on any Trading Day thereafter up to and including the Valuation Date will be deemed to be equal to the sum of the amount of cash and the fair market value of other consideration (determined, as of the date this dividend or distribution is made, by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final) so distributed or applied to the acquisition of the common stock in the tender offer or exchange offer applicable to one share of the Underlying Equity, each holder of the Notes will have the right to receive at maturity cash in an amount per Note equal to the Equity Ratio multiplied by such sum.

If any adjustment is made to the Equity Ratio as set forth above, an adjustment will also be made to the Initial Equity Price and the Cap Equity Price. The required adjustment will be made by dividing the Initial Equity Price and the Cap Equity Price by the relevant dilution adjustment.

If the Underlying Equity Issuer, after the Pricing Date, issues or makes a distribution to all holders of its common stock of the capital stock of one or more of its subsidiaries, in each case in the form of Marketable Securities, then, in each of these cases, each holder of the Notes will receive at maturity for each Note a combination of the Underlying Equity equal to the Equity Ratio and a number of shares of such Underlying Equity Issuer subsidiaries’ capital stock equal to the Equity Ratio times the number of shares of such subsidiaries’ capital stock distributed per share of Underlying Equity (or, if the holder elects, the cash value of those shares). Following the record date for an event described in this paragraph the “Trading Price” will equal the Trading Price of the Underlying Equity, plus the Trading Price of such subsidiaries’ capital stock times the number of shares of such subsidiaries’ capital stock distributed per share of Underlying Equity. In the event a distribution pursuant to this paragraph occurs, following the record date for such distribution, the adjustments described in “—Dilution Adjustments” will also apply to such subsidiaries’ capital stock if any of the events described in “—Dilution Adjustments” occurs with respect to such capital stock.

Each dilution adjustment will be effected as follows:

•

in the case of any dividend, distribution or issuance, at the opening of business on the Business Day next following the record date for determination of holders of the Underlying Equity entitled to receive this dividend, distribution or issuance or, if the announcement of this dividend, distribution, or issuance is after this record date, at the time this dividend, distribution or issuance was announced by the Underlying Equity Issuer,

•	in the case of any subdivision, split, combination or reclassification, on the effective date of the transaction,

•

in the case of any Excess Purchase Payment for which the Underlying Equity Issuer announces, at or prior to the time it commences the relevant share repurchase, the repurchase price per share for shares proposed to be repurchased, on the date of the announcement, and

•	in the case of any other Excess Purchase Payment, on the date that the holders of the repurchased shares become entitled to payment in respect thereof.

All dilution adjustments will be rounded upward or downward to the nearest 1/10,000th or, if there is not a nearest 1/10,000th, to the next lower 1/10,000th. No adjustment in the Equity Ratio will be required unless the adjustment would require an increase or decrease of at least one percent therein, provided, however, that any adjustments which by reason of this sentence are not required to be made will be carried forward (on a percentage basis) and taken into account in any subsequent adjustment. If any announcement or declaration of a record date in respect of a dividend, distribution, issuance or repurchase requiring an adjustment as described herein is subsequently canceled by the Underlying Equity Issuer, or this dividend, distribution, issuance or repurchase fails to receive requisite approvals or fails to occur for any other reason, then, upon the cancellation, failure of approval or failure to occur, the Equity Ratio, the Initial Equity Price and the Cap Equity Price will be further adjusted to the Equity Ratio, the Initial Equity Price and the Cap Equity Price which would then have been in effect had adjustment for the event not been made. If a Reorganization Event described below occurs after the occurrence of one or more events requiring an adjustment as described herein, the dilution adjustments previously applied to the Equity Ratio will not be rescinded but will be applied to the Reorganization Event as provided for below.

The “Then-Current Market Price” of the common stock, for the purpose of applying any dilution adjustment, means the average Closing Price per share of common stock for the ten Trading Days immediately before this adjustment is effected or, in the case of an adjustment effected at the opening of business on the Business Day next following a record date, immediately before the earlier of the date the adjustment is effected and the related Ex-Date. For purposes of determining the Then-Current Market Price, the determination of the Closing Price by the calculation agent in the event of a Market Disruption Event, as described in the definition of Closing Price, may be deferred by the calculation agent for up to five consecutive Trading Days on which a Market Disruption Event is occurring, but not past the Trading Day prior to maturity.

The “Ex-Date” relating to any dividend, distribution or issuance is the first date on which the shares of common stock trade in the regular way on their principal market without the right to receive this dividend, distribution or issuance.

In the event of any of the following “Reorganization Events”:

•

any consolidation or merger of the Underlying Equity Issuer, or any surviving entity or subsequent surviving entity of the Underlying Equity Issuer, with or into another entity, other than a merger or consolidation in which the Underlying Equity Issuer is the continuing corporation and in which the common stock outstanding immediately before the merger or consolidation are not exchanged for cash, securities or other property of the Underlying Equity Issuer or another issuer,

•	any sale, transfer, lease or conveyance to another corporation of the property of the Underlying Equity Issuer or any successor as an entirety or substantially as an entirety,

•	any statutory exchange of securities of the Underlying Equity Issuer or any successor of the Underlying Equity Issuer with another issuer, other than in connection with a merger or acquisition, or

•	any liquidation, dissolution or winding up of the Underlying Equity Issuer or any successor of the Underlying Equity Issuer,

the Trading Price of the Underlying Equity on any Trading Day thereafter up to and including the Valuation Date will be deemed to be equal to the Transaction Value.

The “Transaction Value” will equal the sum of (1), (2) and (3), below:

1. for any cash received in a Reorganization Event, the amount of cash received per share of common stock,

2. for any property other than cash or Marketable Securities received in a Reorganization Event, an amount equal to the fair market value on the date the Reorganization Event is consummated of that property received per share of common stock, as determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final, and

3. for any Marketable Securities received in a Reorganization Event, an amount equal to the Closing Price per share of common stock of these Marketable Securities on the applicable Trading Day multiplied by the number of these Marketable Securities received for each share of common stock.

“Marketable Securities” are any perpetual equity securities or debt securities with a stated maturity after the Maturity Date, in each case that are listed on a U.S. national securities exchange. The number of shares of any equity securities constituting Marketable Securities included in the calculation of Transaction Value pursuant to clause (3) above will be adjusted if any event occurs with respect to the Marketable Securities or the issuer of the Marketable Securities between the time of the Reorganization Event and maturity of the Note that would have required an adjustment as described above, had it occurred with respect to the Underlying Equity or the Underlying Equity Issuer. Adjustment for these subsequent events will be as nearly equivalent as practicable to the adjustments described above.

If the Underlying Equity has been subject to a Reorganization Even then each holder of the Notes will have the right to receive per $12.48 principal amount of Notes (i) cash in an amount equal to the Equity Ratio multiplied by the sum of clauses (1) and (2) in the definition of “Transaction Value” above and (ii) the number of Marketable Securities received for each share of Underlying Equity in the Reorganization Event multiplied by the Equity Ratio (or, if the holder elects, the cash value of the Marketable Securities).

For the purpose of adjustments described herein, each non-U.S. dollar value (whether a value of cash, property, securities or otherwise) shall be expressed in U.S. dollars as converted from the relevant currency using the 12:00 noon buying rate in New York certified by the New York Federal Reserve Bank for customs purposes on the date of valuation, or if this rate is unavailable, such rate as the calculation agent may determine.

Citigroup Funding will be responsible for the calculation and effectuation of any adjustment described herein and will furnish the indenture trustee with notice of any such adjustment.

DESCRIPTION OF BANK OF AMERICA CORPORATION

General

According to publicly available documents, Bank of America Corporation (“BAC”) is one of the world’s largest financial institutions, serving individual consumers, small- and middle-market businesses, large corporations and governments with a full range of banking, investing, asset management and other financial and risk management products and services. BAC is currently subject to the information requirements of the Securities Exchange Act. Accordingly, BAC files reports (including its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010) and other information with the SEC. BAC’s registration statements, reports and other information are available to the public from the SEC’s website at http:///www.sec.gov (File No. 001-06523), or may be inspected and copied at the offices of the SEC at the locations listed in the section “Prospectus Summary – Where You Can Find More Information” in the accompanying prospectus.

Neither Citigroup Funding nor Citigroup Inc. has participated in the preparation of BAC’s publicly available documents nor made any due diligence investigation or inquiry of BAC in connection with the offering of the Notes. We make no representation that the publicly available information about BAC is accurate or complete.

The Notes represent obligations of Citigroup Funding only. BAC is not involved in any way in this offering and has no obligation relating to the Notes or to holders of the Notes.

Historical Data on the Common Stock of Bank of America Corporation

The following table sets forth, for each of the quarterly periods indicated, the high and low closing prices of the Underlying Equity, as well as the cash dividends paid per share of the Underlying Equity, from January 3, 2005 through December 14, 2010. These historical data on the Underlying Equity are not indicative of the future performance of the Underlying Equity or what the market value of the Notes may be. Any historical upward or downward trend in the closing price of the Underlying Equity during any period set forth below is not an indication that the closing price of the Underlying Equity is more or less likely to increase or decrease at any time during the term of the Notes.

	High	Low	Dividend
2005
Quarter
First	$47.08	$43.66	$0.45
Second	47.08	44.01	0.45
Third	45.98	41.60	0.50
Fourth	46.99	41.57	0.50
2006
Quarter
First	47.08	43.09	0.50
Second	50.47	45.48	0.50
Third	53.57	47.98	0.56
Fourth	54.90	51.66	0.56
2007
Quarter
First	54.05	49.46	0.56
Second	51.82	48.80	0.56
Third	51.87	47.00	0.64
Fourth	52.71	41.10	0.64
2008
Quarter
First	45.03	35.31	0.64
Second	40.86	23.87	0.64
Third	37.48	18.52	0.64
Fourth	38.13	11.25	0.32
2009
Quarter
First	14.33	3.14	0.01
Second	14.17	7.05	0.01
Third	17.98	11.84	0.01
Fourth	18.59	14.58	0.01
2010
Quarter
First	18.04	14.45	0.01
Second	19.48	14.37	0.01
Third	15.67	12.32	0.01
Fourth (through December 14)	13.56	10.95	0.01

On December 14, 2010, the closing price of the Underlying Equity was U.S. $12.40.

The following graph illustrates the historical performance of the Underlying Equity based on the closing price thereof on each Trading Day from January 3, 2005 through December 14, 2010. Past movements of the Underlying Equity are not indicative of future closing prices of the Underlying Equity.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain U.S. federal income tax consequences that may be relevant to initial holders of the Notes who will hold the Notes as capital assets. All references to “holders” are to beneficial owners of the Notes. This summary is based on U.S. federal income tax laws, regulations, rulings and decisions in effect as of the date of this pricing supplement, all of which are subject to change at any time (possibly with retroactive effect). As the law is technical and complex, the discussion below necessarily represents only a general summary.

This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of its individual investment circumstances or to certain types of holders subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or foreign currency, financial institutions, insurance companies, tax-exempt organizations and taxpayers holding the Notes as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated financial transaction, or persons whose functional currency is not the U.S. dollar. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

No statutory, judicial or administrative authority directly addresses the characterization of the Notes or instruments similar to the Notes for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain. No ruling is being requested from the Internal Revenue Service (the “IRS”) with respect to the Notes and no assurance can be given that the IRS will agree with the conclusions expressed herein. ACCORDINGLY, A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE NOTES SHOULD CONSULT ITS TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

In purchasing a Note, each holder agrees with Citigroup Funding to treat a Note for U.S. federal income tax purposes as a cash-settled prepaid forward contract subject to a cap, on the value of the Underlying Equity on the Valuation Date, pursuant to which forward contract, at maturity each holder will receive a number of shares of the Underlying Equity or, at the election of the holder, the cash value thereof subject to certain adjustments, and under the terms of which contract (a) at the time of issuance of the Note the holder deposits irrevocably with Citigroup Funding a fixed amount of cash equal to the purchase price of the Note as an interest bearing deposit, and (b) at maturity such cash deposit unconditionally and irrevocably will be applied by Citigroup Funding in full satisfaction of the holder’s obligation under the forward contract, and Citigroup Funding will deliver to the holder the shares of the Underlying Equity or the cash equivalent pursuant to the terms of the Note. (Prospective investors should note that cash proceeds of this offering will not be segregated by Citigroup Funding during the term of the Notes, but instead will be commingled with Citigroup Funding’s other assets and applied in a manner consistent with the section “Use of Proceeds and Hedging” in the accompanying prospectus.) As discussed below, there is no assurance that the IRS will agree with this treatment, and alternative treatments of the Notes could result in less favorable U.S. federal income tax consequences to a holder.

United States Holders

The following is a summary of certain United States federal income tax consequences that will apply to a beneficial owner of a Note that is a citizen or resident of the United States or a domestic corporation or otherwise subject to United States federal income tax on a net income basis in respect of the Notes (a “U.S. Holder”), under the characterization of the Notes agreed to above.

Taxation of Interest Payments. Under the above characterization of the Notes, payments of interest on the Notes will be taxable to a U.S. Holder as ordinary income at the time that such payments are accrued or received in accordance with the U.S. Holder’s method of tax accounting.

Redemption or Retirement for Cash and Sale or other Taxable Disposition of a Note. Under the above characterization of the Notes, at maturity or upon the sale or other taxable disposition of a Note, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized at maturity or upon the sale or other taxable disposition (to the extent such amount is not attributable to accrued but unpaid interest, if any, which will be taxed as ordinary income) and the U.S. Holder’s tax basis in the Note. A holder’s tax basis in the Notes generally will equal the holder’s cost for such Notes. Such gain or loss generally will be long-term capital gain or loss if the U.S. Holder held the Note for more than one year at the time of disposition. The deductibility of capital losses is subject to limitations.

Other Retirement of a Note. Under the characterization agreed to above, if at maturity under the terms of the Note a U.S. Holder receives the appropriate number of shares of the Underlying Equity pursuant to such holder’s purchase obligation, then the U.S. Holder (i) will include any interest payment in income as interest in the manner described above, and (ii) will recognize no gain or loss on the purchase of the Underlying Equity by application of the cash deposit. Under the treatment agreed to above, the U.S. Holder will have a tax basis in such Underlying Equity equal to the U.S. Holder’s purchase price for the Note less the portion of the tax basis of the Note allocable to any fractional share, as described in the next sentence. A U.S. Holder will recognize gain or loss (which will be treated as short-term capital gain or loss) with respect to cash received in lieu of fractional shares, in an amount equal to the difference between the cash received and the portion of the basis of the Note allocable to fractional shares (based on the relative number of fractional shares and full shares delivered to the U.S. Holder). A U.S. Holder’s holding period for the Underlying Equity received will begin on the day following the receipt of such Underlying Equity.

Alternative Characterizations. Due to the absence of authority as to the proper characterization of the Notes and the absence of any comparable instruments for which there is a widely accepted tax treatment, no assurance can be given that the IRS will accept, or that a court will uphold, the agreed-to characterization and tax treatment described above.

It is possible that future regulations or other IRS guidance would require you to accrue income on the Notes on a current basis at ordinary income rates (as opposed to capital gains rates) or to treat the Notes in another manner that significantly differs from the agreed-to treatment discussed above. The IRS and U.S. Treasury Department issued a notice (the “Notice”) that requests public comments on a comprehensive list of tax policy issues raised by prepaid forward contracts, which include financial instruments similar to the Notes. The Notice contemplates that such instruments may become subject to taxation on a current accrual basis under one or more possible approaches, including a mark-to-market methodology; a regime similar to the Contingent Payment Regulations; categorization of prepaid forward contracts as debt; and treatment of prepaid forward contracts as “constructive ownership” transactions. The Notice also contemplates that all (or significant portions) of an investor’s returns under prepaid forward contracts could be taxed at ordinary income rates (as opposed to capital gains rates). It is currently impossible to predict what guidance, if any, will be issued as a result of the Notice, and whether any such guidance could have retroactive effect.

Notes, regardless of their term, could also be treated as a combination of two or more options and an interest-bearing deposit to be applied at maturity in full satisfaction of the holder’s payment obligations under the combination of options. Under this alternative characterization, a portion of the coupon of the Notes may be treated as the yield on the deposit, and the remainder will be attributable to option premium. Under this characterization, a U.S. Holder would be required to include any interest component as interest income at the time that such interest is accrued or received in accordance with its method of accounting and would generally recognize short-term capital gain or loss upon maturity or other taxable disposition of the Notes equal to the difference between (x) cash received on the disposition (to the extent such amount is not attributable to accrued but unpaid interest, which would be taxed as such) and the option premium, and (y) its purchase price for the Notes.

Non-United States Holders

In the case of a holder or beneficial owner of Notes that is not a U.S. Holder (a “Non-U.S. Holder”), any payments made with respect to the Notes should not be subject to U.S. withholding tax, provided that such holder complies with applicable certification requirements. In addition, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any capital gain realized upon the maturity, sale or other disposition of the Notes by a Non-U.S. Holder, unless the gain is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder (and, where a tax treaty applies, is attributable to a United States permanent establishment), or in the case of gain realized by an individual Non-U.S. Holder, the Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met.

In the Notice discussed above, the IRS and U.S. Treasury Department specifically question whether, and to what degree, payments (or deemed accruals) in respect of a prepaid forward contract should be subject to withholding. Accordingly, it is possible that future guidance could be issued as a result of the Notice requiring us to withhold on payments made to Non-U.S. Holders under the Notes.

Estate Tax

In the case of a holder of a Note that is an individual who will be subject to U.S. federal estate tax only with respect to U.S. situs property (generally an individual who at death is neither a citizen nor a domiciliary of the United States) or an entity the property of which is potentially includable in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), the holder of a Note should note that, absent an applicable treaty benefit, the Notes may be treated as U.S. situs property for U.S. federal estate tax purposes. Prospective investors are urged to consult your own tax advisors regarding the U.S. federal estate tax consequences of investing in the Notes.

Backup Withholding and Information Reporting

A holder of the Notes may be subject to information reporting and to backup withholding with respect to certain amounts paid to the holder unless such holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Rather, any amounts withheld under the backup withholding rules may be refunded or credited against the holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

PLAN OF DISTRIBUTION; CONFLICTS OF INTEREST

The terms and conditions set forth in the Global Selling Agency Agreement dated April 20, 2006, as amended, among Citigroup Funding, Citigroup Inc. and the agents named therein, including Citigroup Global Markets, govern the sale and purchase of the Notes.

Citigroup Global Markets, acting as principal, has agreed to purchase from Citigroup Funding, and Citigroup Funding has agreed to sell to Citigroup Global Markets $99,840,000 principal amount of the Notes (8,000,000 Notes) for $12.48 per Note, any payments due on which are fully and unconditionally guaranteed by Citigroup Inc. Citigroup Global Markets proposes to offer some of the Notes directly to the public at the public offering price set forth on the cover page of this pricing supplement. If all of the Notes are not sold at the initial offering price, Citigroup Global Markets may change the public offering price and other selling terms.

The Notes will not be listed on any exchange.

In order to hedge its obligations under the Notes, Citigroup Funding expects to enter into one or more swaps or other derivatives transactions with one or more of its affiliates. You should refer to the section “Risk Factors Relating to the Notes—The Price at Which You Will Be Able to Sell Your Notes Prior to Maturity Will Depend on a Number of Factors and May be Substantially Less Than the Amount You Originally Invest” in this pricing supplement, “Risk Factors—Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest” in the accompanying prospectus supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, the offering will conform to the requirements set forth in Rule 2720 of the NASD Conduct Rules adopted by the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion are not permitted to purchase the Notes, either directly or indirectly.

ERISA MATTERS

Each purchaser of the Notes or any interest therein will be deemed to have represented and warranted on each day from and including the date of its purchase or other acquisition of the Notes through and including the date of disposition of such Notes that either:

(a)	it is not (i) an employee benefit plan subject to the fiduciary responsibility provisions of ERISA, (ii) an entity with respect to which part or all of its assets constitute assets of any such employee benefit plan by reason of C.F.R. 2510.3-101 or otherwise, (iii) a plan described in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (the “Code”) (for example, individual retirement accounts, individual retirement annuities or Keogh plans), or (iv) a government or other plan subject to federal, state or local law substantially similar to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (such law, provisions and Section, collectively, a “Prohibited Transaction Provision” and (i), (ii), (iii) and (iv), collectively, “Plans”); or

(b)	if it is a Plan, either (A)(i) none of Citigroup Global Markets, its affiliates or any employee thereof is a Plan fiduciary that has or exercises any discretionary authority or control with respect to the Plan’s assets used to purchase the Notes or renders investment advice with respect to those assets, and (ii) the Plan is paying no more than adequate consideration for the Notes or (B) its acquisition and holding of the Notes is not prohibited by a Prohibited Transaction Provision or is exempt therefrom.

Please also refer to the section “ERISA Matters” in the accompanying prospectus.

We are responsible for the information contained and incorporated by reference in this pricing supplement and the accompanying prospectus supplement and prospectus and in any related free writing prospectus we prepare or authorize. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. You should not assume that the information contained or incorporated by reference in this pricing supplement or the accompanying prospectus supplement or prospectus is accurate as of any date other than the date on the front of the document. We are not making an offer of these securities in any state where the offer is not permitted.

Citigroup Funding Inc.

Medium-Term Notes, Series D

8,000,000 Synthetic Buy-Write Notes

Based Upon the Common Stock of

Bank of America Corporation

Due December 27, 2011

($12.48 Principal Amount per Note)

Any Payments Due from Citigroup Funding Inc.

Fully and Unconditionally Guaranteed

by Citigroup Inc.

Pricing Supplement

December 14, 2010

(Including Prospectus Supplement

dated February 18, 2009 and

Prospectus dated February 18, 2009)